UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Orion Engineered Carbons S.A.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

L72967 109

(CUSIP Number)

March 28, 2017; July 25, 2017; November 7, 2017; December 7, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. L72967 109	13G/A	Page 2 of 38 Pages

1.	Names of reporting persons Kinove Luxembourg Holdings 1 S.à r.l. (in liquidation)
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Grand Duchy of Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) CO

CUSIP No. L72967 109	13G/A	Page 3 of 38 Pages

1.	Names of reporting persons Kinove Luxembourg Coinvestment S.C.A. (in liquidation)
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Grand Duchy of Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 4 of 38 Pages

1.	Names of reporting persons Rhône Capital L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 5 of 38 Pages

1.	Names of reporting persons Rhône Holdings III L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 6 of 38 Pages

1.	Names of reporting persons Rhône Holdings IV L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 7 of 38 Pages

1.	Names of reporting persons OEC Holdings 3 GP Ltd.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 8 of 38 Pages

1.	Names of reporting persons OEC Holdings 4 GP Ltd.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 9 of 38 Pages

1.	Names of reporting persons OEC Holdings 3 SPV GP L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 10 of 38 Pages

1.	Names of reporting persons OEC Holdings 4 SPV GP L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 11 of 38 Pages

1.	Names of reporting persons OEC Holdings 3-A L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 12 of 38 Pages

1.	Names of reporting persons OEC Holdings 3-B L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 13 of 38 Pages

1.	Names of reporting persons OEC Holdings 4 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 14 of 38 Pages

1.	Names of reporting persons Romolo Holdings C.V.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization The Netherlands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 15 of 38 Pages

1.	Names of reporting persons Peder Prahl
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Sweden
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) IN

CUSIP No. L72967 109	13G/A	Page 16 of 38 Pages

1.	Names of reporting persons Triton Advisers Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 17 of 38 Pages

1.	Names of reporting persons Triton Managers III Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 18 of 38 Pages

1.	Names of reporting persons Triton Fund III General Partner L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 19 of 38 Pages

1.	Names of reporting persons TFF III Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO

CUSIP No. L72967 109	13G/A	Page 20 of 38 Pages

1.	Names of reporting persons Triton Fund III G L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 21 of 38 Pages

1.	Names of reporting persons Triton Fund III No.2 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 22 of 38 Pages

1.	Names of reporting persons Triton Fund III L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 23 of 38 Pages

1.	Names of reporting persons Triton Fund III F&F G L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 24 of 38 Pages

1.	Names of reporting persons Triton Fund III Executives L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 25 of 38 Pages

1.	Names of reporting persons Triton Fund III F&F No.2 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 26 of 38 Pages

1.	Names of reporting persons Triton Fund III F&F No.3 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 27 of 38 Pages

1.	Names of reporting persons Triton Fund III F&F No.4 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 28 of 38 Pages

1.	Names of reporting persons Triton Fund III F&F L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) PN

CUSIP No. L72967 109	13G/A	Page 29 of 38 Pages

1.	Names of reporting persons Abu Dhabi Investment Authority
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization The Emirate of Abu Dhabi, United Arab Emirates
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) OO*

*	Abu Dhabi Investment Authority (“ADIA”) is a public institution established in 1976 by the Government of the Emirate of Abu Dhabi (“Government”). ADIA is wholly owned and subject to supervision by the Government and has an independent legal identity with full capacity to act in fulfilling its statutory mandates and objectives.

CUSIP No. L72967 109	13G/A	Page 30 of 38 Pages

1.	Names of reporting persons Luxinva S.A.*
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Grand Duchy of Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person (see instructions) CO

*	Luxinva S.A. is a wholly owned subsidiary of ADIA. Pursuant to the rules and regulations of the Commission, ADIA may be deemed to be the beneficial owner of Common Shares directly held by Luxinva S.A.

Item 1(a). Name of Issuer:	Orion Engineered Carbons S.A. (the “Company” or the “Issuer”).

Item 1(b). Address of Issuer’s Principal Executive Offices:	6, Route de Trèves, L-2633 Senningerberg (Municipality of Niederanven), Grand Duchy of Luxembourg.

Item 2(a). Name of Person Filing:	This Schedule 13G (this “Statement”) is being filed jointly by the following entities and individuals (each a “Reporting Person” and collectively, the “Reporting Persons”):
	(i)	Kinove Luxembourg Holdings 1 S.à r.l. (“Kinove Holdings”);

	(ii)	Kinove Luxembourg Coinvestment S.C.A. (“Luxco Coinvest”);

	(iii)	(A) Rhône Capital L.L.C., (B) Rhône Holdings III L.L.C., (C) Rhône Holdings IV L.L.C., (D) OEC Holdings 3 GP Ltd., (E) OEC Holdings 4 GP Ltd., (F) OEC Holdings 3 SPV GP L.P., (G) OEC Holdings 4 SPV GP L.P., (H) Romolo Holdings C.V., (I) OEC Holdings 3-A L.P., (J) OEC Holdings 3-B L.P. and (K) OEC Holdings 4 L.P.;

	(iv)	Collectively known as the “Triton Reporting Persons”: (A) Peder Prahl, (B) Triton Advisers Limited, (C) Triton Managers III Limited, (D) Triton Fund III General Partner L.P., (E) TFF III Limited, (F) Triton Fund III G L.P., (G) Triton Fund III No.2 L.P., (H) Triton Fund III L.P., (I) Triton Fund III F&F G L.P., (J) Triton Fund III Executives L.P., (K) Triton Fund III F&F No.2 L.P., (L) Triton Fund III F&F No.3 L.P., (M) Triton Fund III F&F No.4 L.P. and (N) Triton Fund III F&F L.P.; and

	(v)	Together known as the “ADIA Reporting Persons”: ADIA and Luxinva S.A.

Item 2(b). Address of Principal Business Office or, if none, Residence:	The following address is the principal business office or residence of each of the Reporting Persons:
	(i)	Kinove Holdings: 14 rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg.
	(ii)	Luxco Coinvest: 2C, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg.

	(iii)	Rhône Capital L.L.C., Rhône Holdings III L.L.C., Rhône Holdings IV L.L.C. and Romolo Holdings C.V.: 630 5th Avenue, Suite 2710, New York, NY 10111.

	(iv)	OEC Holdings 3 GP Ltd., OEC Holdings 4 GP Ltd., OEC Holdings 3 SPV GP L.P., OEC Holdings 4 SPV GP L.P., OEC Holdings 3-A L.P., OEC Holdings 3-B L.P. and OEC Holdings 4 L.P.: P.O. Box 309, Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands.

	(v)	Triton Reporting Persons: Charter Place, 1st Floor, 23-27 Seaton Place, St. Helier, Jersey, Channel Islands JE2 3QL.

	(vi)	Luxinva S.A.: 46A, Avenue J.F. Kennedy, L-1855, Luxembourg, Grand Duchy of Luxembourg.

	(vii)	Abu Dhabi Investment Authority: 211 Corniche, PO Box 3600, Abu Dhabi, United Arab Emirates.

Item 2(c). Citizenship:	(i)	Kinove Holdings is a Luxembourg limited liability company (société à responsabilité limitée).
	(ii)	Luxco Coinvest is a Luxembourg partnership limited by shares (société en commandite par actions).

(iii)  Rhône Capital L.L.C., Rhône Holdings III L.L.C. and Rhône Holdings IV L.L.C. are Delaware limited liability companies. OEC Holdings 3 GP Ltd. and OEC Holdings 4 GP Ltd. are companies organized under the laws of the Cayman Islands. OEC Holdings 3 SPV GP L.P., OEC Holdings 4 SPV GP L.P., OEC Holdings 3-A L.P., OEC Holdings 3-B L.P. and OEC Holdings 4 L.P are limited partnerships organized under the laws of the Cayman Islands. Romolo Holdings C.V. is a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands.

(iv)   Peder Prahl is a citizen of Sweden. Triton Fund III General Partner L.P., TFF III Limited, Triton Fund III G L.P., Triton Fund III No.2 L.P., Triton Fund III L.P., Triton Fund III F&F G L.P., Triton Fund III Executives L.P., Triton Fund III F&F No.2 L.P. and Triton Fund III F&F No.3 L.P., Triton Fund III F&F No.4 L.P. and Triton Fund III F&F L.P. are limited partnerships organized under the laws of Jersey. Triton Advisers Limited, TFF III Limited and Triton Managers III Limited are limited liability companies organized under the laws of Jersey.

(v)    Luxinva S.A. is a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg. ADIA is a public institution established by the Government of the Emirate of Abu Dhabi.

Item 2(d). Title and Class of Securities:	Common Shares, no par value (the “Common Shares”).

Item 2(e). CUSIP Number:	L72967 109.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:	Not Applicable.

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)    Amount beneficially owned: 0

(b)    Percent of class: 0%

(c)    Number of shares as to which the person has:

(i)     Sole power to vote or to direct the vote: 0

(ii)    Shared power to vote or to direct the vote: 0

(iii)  Sole power to dispose or to direct the disposition of: 0

(iv)   Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class.	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.	Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.	Not Applicable.

Item 8. Identification and Classification of Members of the Group.	Not Applicable.

Item 9. Notice of Dissolution of Group.	Not Applicable.

Item 10. Certifications.	Not Applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 16, 2018	Kinove Luxembourg Holdings 1 S.à r.l. (in liquidation)

By: its liquidator Travis Liquidations S.à r.l.

	By:	/s/ Virginia Strelen
Name: Virginia Strelen
Title: Representative of the Liquidator

Kinove Luxembourg Coinvestment S.C.A (in liquidation)

By: its liquidator Kinove Services SARL

	By:	/s/ Antonios Tzanetis
Name: Antonios Tzanetis
Title: Class B Manager

Rhône Capital L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Rhône Holdings III L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Rhône Holdings IV L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3 GP Ltd.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 4 GP Ltd.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3 SPV GP L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 4 SPV GP L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Romolo Holdings C.V.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3-A L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3-B L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 4 L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Peder Prahl

By:	/s/ Peder Prahl
Name: Peder Prahl

Triton Advisers Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

Triton Managers III Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

TFF III Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III G L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III No. 2 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F G L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III Executives L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 2 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 3 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 4 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of TFF III Limited as general partner on behalf of Triton Fund III F&F L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

Luxinva S.A.

By:	/s/ Patrick van Denzen
Name: Patrick van Denzen
Title: Director

By:	/s/ Daan den Boer
Name: Daan den Boer
Title: Director

Abu Dhabi Investment Authority

By:	/s/ Ahmed Abdullatif Ahmed Ibrahim Al Mosa
Name: Ahmed Abdullatif Ahmed Ibrahim Al Mosa
Title: Authorised Signatory

By:	/s/ Mohamed Ahmed Darwish Karam AlQubaisl
Name: Mohamed Ahmed Darwish Karam AlQubaisl
Title: Authorised Signatory